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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE


                        PHYSICIANS RESOURCE GROUP, INC.
                       ANNOUNCES DEVELOPMENTS REGARDING
                       DEBENTURE RESTRUCTURING AGREEMENT

     DALLAS, TEXAS C July 20, 1999 C Physicians Resource Group, Inc. ("PRG" or the "Company") today announced that Resurgence Asset Management, L.L.C. ("RAM"), the party with which the Company has entered into a restructuring agreement (the "Restructuring Agreement") related to the Company's 6% Convertible Subordinated Debentures due 2001, has notified the Company that RAM believes that there has been a material breach by the Company of the terms of the Restructuring Agreement and that such alleged breach provides RAM the right to terminate the Restructuring Agreement. The Company does not believe that it has breached the Restructuring Agreement and continues to pursue its restructuring. However, the Company does not believe that it will complete its restructuring by September 30, 1999, the date by which the Restructuring Agreement indicates the Company's restructuring must be completed.

     The Company intends to continue to pursue its restructuring. Since January 1, 1999, the Company has been successful in completing sales of assets used in connection with the operation of fifteen medical practices and certain interests in six ambulatory surgery centers. In connection with those sales, all litigation and other disputes with the affiliated medical practices and surgery centers were resolved, approximately $6.4 million in principal amount of notes payable by the Company to the affiliated medical practices were retired and the management services agreements between the Company and the affiliated medical practices were terminated. In connection with these asset sales, the Company generated cash sufficient to allow it to retire approximately $9.5 million in bank indebtedness, as well as its $3.75 million loan from Resurgence provided for in the Restructuring Agreement.

     There can be no assurance that RAM will not attempt to terminate the Restructuring Agreement based on the Company's alleged breach of the Restructuring Agreement or any failure by the Company to complete the restructuring by September 30, 1999.

     PRG is a provider of physician practice management services to eye care practices and operates ambulatory surgery centers. Contact: Michael Yeary, President (713) 629-5777 or Paul N. Silverstein, Andrews & Kurth L.L.P. (212) 850-2800.

     Certain statements in this news release consist of forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties as detailed from time to time in the reports filed by the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 1997.